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Thomson StreetEvents




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  Conference Call Transcript

  POSS - Q1 2008 Possis Medical Earnings Conference Call

  Event Date/Time: Nov. 21. 2007 / 10:30AM ET

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



CORPORATE PARTICIPANTS
 Bob Dutcher
 Possis Medical, Inc. - Chairman, President, CEO

 Jules Fisher
 Possis Medical, Inc. - CFO

 Shawn McCarrey
 Possis Medical, Inc. - EVP Worldwide Sales & Marketing

 John Riles
 Possis Medical, Inc. - Director of Global Marketing


CONFERENCE CALL PARTICIPANTS
 James Sidoti
 Sidoti & Co - Analyst


PRESENTATION

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Operator


Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Possis Medical shareholders conference call.

During today's presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded Wednesday, November 21, 2007.

At this time, I would like to turn the presentation over to the Chief Executive Officer of Possis Medical, Bob Dutcher. Please go ahead, sir.

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Bob Dutcher - Possis Medical, Inc. - Chairman, President, CEO


Thanks, operator. Good morning and welcome to our fiscal 2008 first-quarter conference call. Joining me today is Jules Fisher, the Company's CFO, and Jules will be giving a more detailed financial review and business outlook following my own review of Company operations. As has become our custom, the Company's senior management team is also available to help answer your questions following our opening comments.

During this call, you will hear certain statements that relate to our future expectations for revenue, margins, expenses, earnings, product introductions and clinical studies. These are forward-looking statements within the meaning of the Securities Act of 1933, and carry certain risks and uncertainties. The factors that affect these statements are spelled out in our 10-K for the year ended July 31, 2007.

So with that, I will begin with an overview of Company operations. We achieved sales for the first quarter of $18.9 million, and that's up 21% over the same period last year and exceeding our guidance range of $17.7 million to $18.2 million. Our diluted earnings per share was $0.01, compared to a loss of $0.01 in the first quarter last year and compares sequentially to break even in the fourth quarter. Earnings were slightly above the range of our guidance. Our gross profit margin was 69.4%. That compared to 68.4% last quarter and 71.7% in the prior-year period.

We did not repurchase any Possis common shares during the quarter. Our cash and marketable securities balance on October 31 -- I'm sorry, on October 31, 2007 was $40.4 million versus $42.9 million on July 31, 2007.

During the first quarter of fiscal year 2008, we made important progress on new product introductions. We maintained a strong balance sheet and delivered profitability on a non-GAAP basis for the 27th consecutive quarter. This is the fifth quarter in a row that we have achieved both sequential and year-over-year growth in quarterly product sales, providing further evidence that we are in the midst of a growth recovery phase and at a pivotal transition in our business.

We continue to convert our installed base of over 1800 first-generation AngioJet drive units to our new Ultra System. Remember that the new Ultra System Disposable Thrombectomy Sets cannot be used with the existing AngioJet drive units, and the separate AngioJet disposable catheters and pumps cannot be used with the new Ultra Consoles. We are therefore introducing an entirely new line of disposable product sets. It's encouraging that Ultra Console placements and sales once again exceeded our expectations for the quarter, and early indications continue to be that the Ultra System Disposable Usage will significantly exceed historic usage rates.

For the quarter, peripheral product sales were up 15% year-over-year. Now, while we have continued to expect some short-term volatility in quarterly financial performance as we continue with our growth recovery plan, our first-quarter performance really makes us even more confident that our positive transition is well underway and sustainable.

Let me now provide some additional detail concerning our product development and new product launches, new clinical science, and marketing efforts. We recently returned from the annual Transcatheter Cardiovascular Therapeutics Conference, which is held in Washington D.C., in this is the world's largest meeting dedicated to catheter-based therapies for cardiovascular disease. The TCT, as it's called, is attended by more than 10,000 interventionalists and other allied medical professionals from more than 100 countries, making it the premier showcase for the new cardiovascular medical devices and clinical science.

In our booth, our new Possis AngioJet Ultra Console continued to be our star attraction, along with our full line of Ultra-compatible disposable catheter thrombectomy sets. Our GuardDOG temporary occlusion guidewire, Fetch Manual Aspiration catheter, and SafeSeal Patch were also on display and received their share of customer interest.

We also sponsored a well-attended breakfast symposium addressing AngioJet thrombectomy in coronary lesions. Dr. Serruys of The Thorax Center presented his findings recently published in the prestigious Journal of the American College of Cardiology on the benefits of the AngioJet thrombectomy for heart attack patients with large thrombus before they are treated with drug-eluting stents.

Overall, the events at TCT showcased at the issue of drug-eluting stent thrombosis continues to be a hot topic among interventionalists. And Dr. Serruys has presented in many other venues, and as we have discussed with you in previous conference calls, his important work shows that large thrombus increases the risk of stent thrombosis ninefold, but AngioJet thrombectomy eliminates this increased risk. In addition, the risk of other major cardiac events are similarly elevated with large thrombus but resolved with AngioJet thrombectomy.

The breakfast session also featured a presentation by Dr. Cindy Grines of the William Beaumont Hospital in suburban Detroit. Dr. Grines has completed a meta-analysis of published reports of AngioJet treatments in heart attack patients. In comparing more than 1,000 AngioJet patients to a reference patient population receiving stenting only for heart attack, Dr. Cindy Grines analysis showed that the AngioJet patients performed just as well for survival without subsequent heart attack or need to retreat, despite the fact that the AngioJet patients were at higher risk to start with because of their presenting thrombus. Her work is now being developed as a manuscript to be submitted soon for publication in the medical literature.

Dr. Fadi Matar of Cardioquest in Florida rounded out this important breakfast symposium with an updated presentation on his extensive experience using AngioJet to treat [thrombosis] saphenous vein bypass grafts.

Overall, this AngioJet symposium at TCT helped us reinforce our message that, in coronary interventions, AngioJet turns a thrombused high-risk lesion into a low-risk lesion that can be stented safely and successfully.

We also took the opportunity, during the TCT, to meet with our JETSTENT clinical investigators, and you remember that JETSTENT is a prospective randomized trial of AngioJet in stemming heart attack patients with large thrombus receiving direct stent treatment. Enrollment stands, now stands at over 230 patients, so we are preparing for the next planned interim analysis of study results. We expect this analysis to be conducted over the next several months.

Our peripheral market has also seen important developments. Our prospective Web-based PEARL registry of patient treatments and outcomes using our mid-length peripheral DVX and Xpeedior catheters is accelerating with more than 130 patients to date have more than 15 sites. PEARL has been needed by the peripheral venous indication we received late year from FDA, making AngioJet the only thrombectomy device with an improved indication specifically for treating venous thrombus. We are now working to create an independent physician panel to guide the progress of the PEARL registry and help determine what publications and presentations should be made as this database continues to grow. We expect several such presentations to come out later this fiscal year from PEARL.


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In addition,  we're working to complete our market evaluation of our first model of our new GuardDOG distal occlusion guidewire. We have had more than 20 uses so far since we restarted the evaluation late this summer with a few of our customers and are working toward a goal of up to 40 uses in order to evaluate its performance in preparation for a broader market release. As for our ..035-diameter GuardDOG, and the .014 GuardDOG model is following a quarter or two behind.

More generally and looking further out, we have made important progress on several additional promising product concepts being prototyped and developed for fiscal year 2008 and beyond. These include a completely refreshed peripheral catheter line, adding new features such as enhanced tip designs, more power, lubricious coatings and the ability to swap out guidewires or inject contrast media through the catheter as needed -- a Six French AngioJet catheter for especially small or distant vessels, an AngioJet catheter designed specifically for treating pulmonary embolism; a new catheter design that adds mechanical clot disruption to conventional AngioJet thrombectomy; a unique catheter that uses our core high-pressure water jet technology to help power a conventional guidewire through chronic total occlusions; an atherectomy catheter that uses AngioJet high-velocity water jets to propel the excised atheromatous tissue out of the body. These and other new designs are in early stages of development and must still go through extensive product development work. So most will now appear as products in the market for several more quarters at the earliest.

I want to continue to update you on some of the promising new technologies we see in our future, even as we service and expanded our current portfolio of approved market franchises, which include coronary arteries and saphenous vein grafts, peripheral arterial A-V access and the new peripheral venous thrombus with pulmonary embolism and possibly even stroke on the horizon.

AngioJet is truly a platform technology with valuable applications across many disease conditions, many medical specialties, and many growing markets. But beyond just AngioJet, we've already begun an important expansion into non-AngioJet products such as the Fetch Manual Aspiration catheter, the SafeSeal Patch, the GuardDOG distal occlusion guidewire, and our investment in the Rafael SafeFlo IVC filter. We are continuing significant internal investments in new products to treat atheromatous vessels and chronic total occlusions. We see ongoing opportunities to grow the Company through new product offerings both within the AngioJet family and beyond it.

Fiscal year 2007 marked our return to topline growth, accompanied by the introduction of several new blockbuster products, new approvals and important new supporting clinical science. The first quarter of fiscal '08 has continued to build on that most recent success, and we are excited by the momentum that we are gathering. Today, we are stronger than ever before, and we are poised for future successes and really increasingly optimistic about the future. As our 2007 annual report states, we are proven, driven and growing.

It is my pleasure now to turn the meeting over to Jules Fisher. Jules?

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Jules Fisher - Possis Medical, Inc. - CFO


Thanks, Bob, and good morning. I will review the first-quarter financials and then discuss our outlook for the fiscal 2008 second quarter and full year. After that, we'll open up the call and take questions.

I will start with the first-quarter income statement. As Bob mentioned, the Ultra System launch is going very well, and we are successfully placing and selling consoles and Ultra Console disposable usage is up 30-plus% compared to pre-conversion.

Our R&D investments and specifically our new recently approved Ultra Thrombectomy Sets are paying off, and the underlying strength and resiliency of our people, products and technology. We're optimistic about the future and continued growth.

For the first quarter ended October 31, we reported total net revenue of $18.9 million, up 21% from $15.6 million in the first quarter a year ago. On a sequential basis, net revenue was essentially flat with $19 million in the fiscal 2007 fourth quarter. Net revenue came in above the $18.2 million top of our guidance range.

As I mentioned in our fiscal 2007 third and fourth-quarter conference call, with the Ultra launch underway, sales returns now play a more significant role in our revenue picture than they historically have. Prior to the Ultra launch, sales returns ranged between 0.7% and 1.3% of gross revenue in recent quarters. In the first quarter of fiscal 2008, the sales return allowance represented 2.6% of gross revenue. This is down from 3.6% in the fiscal 2007 fourth quarter due primarily to placing a higher percentage of Ultra Consoles with new customers. In fact, 17% of the Ultra Consoles placed this quarter were with new customers. This is a healthy increase from 10% to 12% through fiscal 2007.

Please note, when Ultra Consoles are placed and we ship initial stocking orders of the new disposable Thrombectomy Sets, that leads to a situation where disposable catheters and pump sets for the prior generation systems will likely be returned in future periods. As we have stated, prior generation pump sets and catheters are not compatible with the new Ultra System. We have assessed each ultra placement and our sales return history, post-Ultra launch. Our Ultra System sales returns estimates appear to be reasonable thus far.

Gross revenue in the first quarter increased 23% versus the same period one year ago, while it was down 1.7% sequentially, as we expected.

Placing new Ultra Consoles is an important component of our growth strategy. To that end, we've placed a total of 145 new AngioJet Ultra system consoles in the first quarter, 61 of which were sold. This compares sequentially to 135 Ultra units placed and 67 units sold in the fiscal 2007 fourth quarter. To date, we have placed 389 Ultra Consoles with customers. Our combined first generation drive unit and Ultra Console domestic installed base has expanded to 2,027 units. Our combined worldwide installed base increased to 2,242 units at the end of October.

Breaking out revenue by product, first-quarter coronary or long catheter sales increased 5% from last year's first quarter. This is the second consecutive quarter of year-over-year growth in our coronary catheter revenues. Coronary catheter revenue was down 4% sequentially from the fiscal 2007 fourth quarter. However, the sequential decrease in coronary is due largely to the typical seasonality we see at this time of year. We firmly believe in the growth potential of our coronary franchise, especially with our new Ultra System, recent Spiroflex coronary approvals, and new clinical science. As Bob stated earlier, we are encouraged by early customer, Ultra customer after usage, and for our long catheters in particular.

In addition, we believe new and emerging clinical science, such as the results from Dr. Serruys' research, combined with the meta-analysis presented by Dr. Cindy Grines at TCT last month, will help drive future growth in coronary catheters.

First-quarter peripheral or mid-length catheter sales rose 15% from the prior-year period and were up 4% sequentially. We continue to be excited about the peripheral market and the underserved venous opportunity in particular.

Sales of our short catheters or A-V product line increased 5% from the fiscal 2007 first quarter. A-V was also up 8% sequentially from the fourth quarter of fiscal 2007.

Non-AngioJet products continue to grow and represented just over 4% of first-quarter sales. SafeSeal Hemostasis Patch and Fetch Aspiration Catheter sales were up year-over-year and down slightly on a sequential basis. We continue to see Fetch and SafeSeal as good, strategic sets with our endovascular product offering.

First-quarter international sales were $532,000, up roughly 26% compared to the first quarter last year. International sales decreased 17% sequentially from the fourth quarter of fiscal 2007. This was expected, as our fiscal fourth quarter is historically our strongest international sales quarter of the year.

During the first quarter, 12,603 catheter sets were sold worldwide, compared to 11,693 catheter sets in the first quarter last year. These catheter unit sales numbers have been adjusted to reflect sales returns.

It is worth noting that Ultra Thrombectomy Sets represented roughly 34% of total disposable revenue in the fiscal 2008 first quarter. As time progresses, we will see Ultra Thrombectomy Sets comprise an increasing percentage of our disposable revenue.

We continue to maintain firm average selling prices across all our product lines. Possis' gross profit margin was 69.2% in the first quarter, which is down from 71.7% in the first quarter last year, but up sequentially from 68.4% in the fiscal 2007 fourth quarter. The year-over-year first-quarter gross profit margin decline was due to increased sales of lower-margin consoles, combined with higher new product costs and the Ultra System in particular.

Our equipment or consoles carry a lower overall gross margin than our disposable catheters. With the launch of the Ultra, console sales increase from approximately 5% of total sales in the first quarter a year ago to over 11% of our total revenue in the fiscal 2008 first quarter. We are also realizing slightly lower selling prices on our Ultra Consoles so far, due to a trade-in program on our first generation drive units sold in the 12 months prior to the Ultra approval. As of October 31, we had less than 20 remaining units that qualify under this trade-in program. The impact of the trade-in program will be largely behind us after this December. We expect gross margins to trend up slightly in the second quarter and normalize at approximately 70% in the second half of the fiscal year.


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Selling,  general and administrative expenses, or SG&A, in the fiscal 2008 first quarter increased to $11.2 million from $9.8 million in the year-earlier quarter. The rise is due largely to additional sales staff and commissions on higher sales levels, combined with [add] additional marketing expenses to support new product launches. We are now operating with our reorganized and expanded sales force under a new, growth-based compensation plan. We expect to see a corresponding rise in sales force productivity going forward.

First-quarter R&D spending of $2.3 million was consistent with $2.4 million last year. We are still investing heavily as R&D spending in the first quarter was 12.3% of revenue. Some of our key initiatives include the two GuardDOG devices, Three French catheter and a P/E catheter. We continue to invest aggressively in new product development to drive future growth in both existing and new markets.

Our effective tax rate for the fiscal 2008 first quarter was 45% compared to almost 51% in the first quarter last year. Keep in mind that our effective tax rate is higher than our normalized effective tax rate of 38% to 39%, which is adjusted to eliminate the effect of stock-based compensation. This difference in effective rates is due to the tax treatment of incentive stock options under FAS 123R. Looking forward in fiscal 2008, our effective tax rate should range between 42% and 45%.

Moving on to earnings, we recorded net income for the first quarter of fiscal 2008 of $104,000 or $0.01 per diluted share. Net earnings reflect $443,000 or $0.025 per diluted share, net of tax, of stock-based compensation expense. We reported a net loss of $234,000 or $0.01 per diluted share in the first quarter a year ago. Excluding the FAS 123R impact, non-GAAP net income for the fiscal 2008 first quarter was $547,000. This compares with $432,000 in the same period a year ago and sequentially to non-GAAP net income of $603,000 in the fiscal 2007 fourth quarter.

Earnings in the fiscal 2008 first quarter were impacted by planned, higher sales and marketing expenses. The initiatives which I spoke about earlier include reorganizing and expanding our sales force to drive growth and additional marketing expenses to support new product launches.

Moving on to the balance sheet and operating cash flow, our cash and marketable securities position as of October 31 decreased to $40.4 million from $42.9 million at the end of July. We used $2.5 million of cash in operations in the fiscal 2008 first quarter. The most significant factors impacting our cash balance this quarter were deposits to secure future Ultra System Console purchase commitments, combined with a $2 million increase in inventory to support the Ultra System launch.

While there was no share repurchase activity in the fiscal 2008 first quarter, we expect to continue share repurchases, based on market conditions, to primarily offset dilution from stock-based compensation programs. To date, we have used $31.6 million to repurchase 2.3 million common shares. Even given these activities, we continue to maintain a strong balance sheet.

Looking ahead, we anticipate continued strong growth in fiscal 2008 due to a number of factors, including continued progress for the Ultra System launch, combined with growth in new non-AngioJet products. We expect full-year 2008 revenue of $77 million or higher. Our previous guidance was for revenue of $75 million or higher. This revised guidance for fiscal 2008 represents year-over-year revenue growth of 15-plus%. We expect our gross profit margin to be approximately 70% for fiscal 2008, which is unchanged. Fiscal 2008 net income per diluted share, which includes stock-based compensation expense, is expected to range between $0.18 and $0.23. We continue to expect stock-based compensation expense of approximately $1.9 million, net of tax, or $0.11 per diluted share in fiscal 2008.

For the second quarter, we forecast revenue of $18.7 million to $19.2 million, an 18% to 21% increase over the second quarter last year. Second-quarter net income is anticipated to range between $0.03 and $0.05 per diluted share.

Given our earnings outlook and stock-based compensation expense, we expect our fiscal 2008 effective tax rate to range between 42% and 45%. The non-GAAP effective tax rate, which excludes the impact of stock-based compensation, will be approximately 38%.

In closing, this is an exciting time at Possis with the Ultra System, multiple new FDA approvals, and notable new clinical science. We continue to believe in the strength of our people, technology and business model, and our return to growth. We have invested heavily, and we are now well positioned to leverage those assets.

With that, I'd like to open up the call for questions. Theresa?


                                       6
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QUESTION AND ANSWER

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Operator


Thank you, sir. Ladies and gentlemen, at this time, we will begin the question-and-answer session. (OPERATOR INSTRUCTIONS). James Sidoti, Sidoti & Co.

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James Sidoti - Sidoti & Co - Analyst


When you place a new AngioJet Ultra at a site, can you tell us about how many catheters are placed with it?

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Bob Dutcher - Possis Medical, Inc. - Chairman, President, CEO


Jules or Shawn, can you handle that?

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Jules Fisher - Possis Medical, Inc. - CFO


Five to eight catheters typically are part of an Ultra placement.

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James Sidoti - Sidoti & Co - Analyst


And are those booked as a sale?

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Jules Fisher - Possis Medical, Inc. - CFO


They are, but we turn around and book an offsetting return based on that individual account, our estimate of what they have as potential returns.

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James Sidoti - Sidoti & Co - Analyst


Could you give us a rough -- how fast are they going through those five to seven catheters? Can you give us a sense of that?

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Shawn McCarrey - Possis Medical, Inc. - EVP Worldwide Sales & Marketing


Jules, this is Shawn. Jim, it really depends on the account. I mean, as has been described earlier, we've seen our catheter usage up pretty significantly, more than 30% in the accounts that have the Ultra, so I can tell you that whether they use all five or seven of those catheters in the first month, it depends on the size of the account. But they are being used more briskly than they were being used with the Gen 2, the previous console.

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James Sidoti - Sidoti & Co - Analyst


Okay, because that's where I'm getting net. Because you said, I believe you said about 34% of the disposable revenue was from the Ultra catheters.

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Shawn McCarrey - Possis Medical, Inc. - EVP Worldwide Sales & Marketing


That's right.

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James Sidoti - Sidoti & Co - Analyst


So it was roughly somewhere around 4200 4300 catheters in the quarter.

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Shawn McCarrey - Possis Medical, Inc. - EVP Worldwide Sales & Marketing


That's reasonable, yes.

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James Sidoti - Sidoti & Co - Analyst


If you assume the installed base, the effect of the installed base is between 300 and 400, because I'm sure a lot of those units placed at the end of the quarter weren't turned on yet. I mean that's looking like utilization is north of 10, per system, per quarter.

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Operator


Thank you. (OPERATOR INSTRUCTIONS)

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Bob Dutcher - Possis Medical, Inc. - Chairman, President, CEO


 Hold on. We have a response to Jim's last comment.

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John Riles - Possis Medical, Inc. - Director of Global Marketing


Yes, Jim might not be on the line, but Jim, John Riles here. You know, we've moved away from that (inaudible) per drive unit calculation that we typically provided in the past, and really the key reason is because we have a difficult time really keeping track of what are the utilized systems in the field. So you can imagine that, when we place a new Ultra for an evaluation, that drive unit that they have out there, we try to keep track of what happens to that. We encourage that to be returned or traded in if necessary, but we don't have a way of really keeping track of the drive units are active.


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James Sidoti - Sidoti & Co - Analyst


I understand that. That's why I was just trying to focus on just on the Ultras.


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John Riles - Possis Medical, Inc. - Director of Global Marketing


Just on the Ultras, okay. Well, yes, they're certainly the higher, probably the higher utilization systems that are out there, so yes, that math probably holds true that you used.

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James Sidoti - Sidoti & Co - Analyst


Okay. All right, thank you.

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Operator


(OPERATOR INSTRUCTIONS). At this time, we have no additional questions in the queue and will turn the conference over to you for any closing remarks.

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Bob Dutcher - Possis Medical, Inc. - Chairman, President, CEO


Okay, well, if there are no further questions, I guess we will just end the call at this time and thank everybody for calling in. We look forward to talking to you again at our next quarter. Thanks very much, everybody. Have a good day.

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Operator


Thank you, management. Ladies and gentlemen, at this time, we will conclude today's teleconference. We do thank you for your participation on the program. You may now disconnect, and please have a pleasant day.

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